Exhibit 8.4(h)

AMENDMENT TO INDEMNIFICATION AGREEMENT

DATED JUNE 26, 1998

AMONG

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC. (FORMERLY, ZURICH

SCUDDER INVESTMENTS, INC., SCUDDER KEMPER INVESTMENTS, INC. AND

ZURICH KEMPER INVESTMENTS, INC.)

AND

ZURICH AMERICAN LIFE INSURANCE COMPANY (FORMERLY, KEMPER

INVESTORS LIFE INSURANCE COMPANY)

The parties hereto agree that, effective June 1, 2015, the administrative fee payable by Deutsche Investment Management Americas Inc. to Zurich American Life Insurance Company (“ZALICO”) referred to in paragraph 5(a) of the Agreement as it pertains to amounts invested by the Company in Class A Shares with assets attributable to the Scudder Destinations (VA) Contracts and Scudder Destinations Life Contracts shall be as follows:

Deutsche Capital Growth VIP	10bps

Deutsche Core Equity VIP	15bps

Deutsche Global Small Cap VIP	25bps

Deutsche Bond VIP	20bps

Deutsche CROCI International VIP	25bps

Except as amended hereby, the Letter Agreement remains in full force and effect in accordance with its terms.

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Exhibit 8.4(h)

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of August 28, 2015.

ZURICH AMERICAN LIFE INSURANCE COMPANY

By:	/s/ Richard Grilli
Name:	Richard Grilli
Title:	COO & SVP

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

By:	/s/ L. Blanton Neill
Name:	L. Blanton Neill
Title:	Director

By:	/s/ Paul Blodgett
Name:	Paul Blodgett
Title:	Director